UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2012

AARON’S, INC.

(Exact name of Registrant as Specified in its Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (404) 231-0011

                                   Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

Amendment No. 1 to Note Purchase Agreement

On December 19, 2012, Aaron’s, Inc. (the “Company”) entered into Amendment No. 1 to Note Purchase Agreement with The Prudential Insurance Company of America and certain other purchasers, as set forth on the signature pages thereof (the “Prudential Notes Amendment”). The Prudential Notes Amendment amends the Note Purchase Agreement dated as of July 5, 2011 (the “Prudential Notes Agreement”), pursuant to which the Company and its subsidiaries, Aaron Investment Company, Aaron’s Production Company and 99LTO, LLC, as co-obligors, issued $125 million in senior unsecured notes to the purchasers in a private placement. The notes bear interest at the rate of 3.75% per year and mature on April 27, 2018.

The Prudential Notes Amendment amends the Prudential Notes Agreement to, among other things, (i) remove the “Total Adjusted Debt to Total Adjusted Capitalization Ratio” financial covenant that forbids the Company from exceeding certain debt to equity levels and (ii) increase the dollar thresholds applicable to certain negative covenants, events of default and reporting and notice requirements to make them less restrictive. The Company remains subject to certain other financial covenants under the Prudential Notes Agreement, which require the Company to maintain a minimum net worth ratio, a minimum ratio of debt to earnings before interest, taxes, depreciation and amortization and a minimum fixed charge coverage ratio. If the Company fails to comply with these covenants, the Company will be in default under the Prudential Notes Agreement and the purchasers would have the right to exercise certain default remedies.

The foregoing description of the Prudential Notes Amendment is qualified in its entirety by reference to the full text of such document, which is attached hereto as Exhibit 10 and is incorporated herein by reference.

Automatic Amendments to Credit Facilities

As previously disclosed, the agreements governing certain credit facilities maintained by the Company were recently amended to provide that, upon removal of enumerated financial covenants from the Prudential Notes Agreement, the substantially similar financial covenants contained therein would be automatically removed, provided that certain notice requirements are met. Accordingly, as of December 19, 2012, the effective date of the Prudential Notes Amendment, the “Total Adjusted Debt to Total Adjusted Capitalization Ratio” financial covenants that forbid the Company from exceeding certain debt to equity levels in each of the Company’s Revolving Credit Agreement with the lending institutions listed on the respective signature pages thereof, and SunTrust Bank, as administrative agent for the lending institutions, dated as of May 23, 2008, as amended (the “Revolving Credit Agreement”), and the Company’s Second Amended and Restated Loan Facility Agreement and Guaranty with SunTrust Bank, as servicer, and the other participants listed on the respective signature pages thereof, dated as of June 18, 2010, as amended (the “Franchisee Loan Facility”), were each automatically removed, after notice was duly given to remove such financial covenants. The Company remains subject to certain other financial covenants under the Revolving Credit Agreement and the Franchisee Loan Facility, which require the Company to maintain a minimum net worth ratio, a minimum ratio of debt to earnings before interest, taxes, depreciation and amortization and a minimum fixed charge coverage ratio. If the Company fails to comply with these covenants, the Company will be in default under the Revolving Credit Agreement and the Franchisee Loan Facility, and the administrative agent and the requisite lenders under the Revolving Credit Agreement would have the right to accelerate the maturity date of the Revolving Credit Agreement and exercise certain other default remedies, and the servicer and the requisite participants under the Franchisee Loan Facility would have the right to exercise certain default remedies.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The relevant disclosure set forth in Item 1.01 above is incorporated herein by reference in response to this Item 2.03.

ITEM 9.01	Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

10	Amendment No. 1 to Note Purchase Agreement by and among Aaron’s, Inc. and certain other obligors and the purchasers, dated as of December 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.
By: /s/ Gilbert L. Danielson
Gilbert L. Danielson Executive Vice President and Chief Financial Officer

Date: December 26, 2012